Exhibit 10.1
FIRST AMENDMENT TO THE
CME GROUP INC. AMENDED AND RESTATED
OMNIBUS STOCK PLAN
(Effective as of May 23, 2012)

This First Amendment (“First Amendment”) amends the CME Group Inc. Amended and Restated Omnibus Stock Plan (effective as of May 23, 2012 and hereinafter, the “Plan”). All capitalized terms used but not defined herein shall have the meanings assigned to those terms under the Plan.

1.	Pursuant to Section 11.1 of the Plan, Section 8.2.3 of the Plan is hereby restated in its entirety, as follows:
8.2.3    Settlement of Vested Performance Share Awards. The Award Agreement pertaining to a Performance Share Award (i) shall specify whether such Award may be settled in Shares (including Shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a deferred basis, Dividend Equivalent Rights. If a Performance Share Award is settled in Shares of Restricted Stock, a certificate or certificates or book entry record representing such Restricted Stock shall be issued, and the Participant shall have such rights of a stockholder of the Company as determined pursuant to Section 7.6 and 10.13. Prior to the settlement of a Performance Share Award in Shares, including Restricted Stock, the Participant shall have no rights as a stockholder of the Company with respect to the Shares subject to such Award. Unless otherwise provided in an Award Agreement, Performance Share Awards are intended to qualify as short term deferrals for purposes of Section 409A of the Code.  Accordingly, settlement of a Performance Share Award shall occur no later than March 15 of the year following the year in which the Performance Goals applicable to such Performance Share Awards are attained, as determined by the Compensation Committee prior to such date, or are deemed to have been attained pursuant to Section 8.3.1. Notwithstanding any provision herein to the contrary, to the extent necessary to avoid adverse tax consequences to a Participant who is a “specified employee” under Section 409A of the Code, settlement of a Performance Share Award shall not be made until after the expiration of the six-month period commencing on the Participant’s Termination of Service.

1.	The terms of the Plan, as amended hereby, are confirmed in all respects and remain in full force and effect.

2.	This First Amendment is effective as of December 5, 2012.
IN WITNESS WHEREOF, CME Group Inc. has caused this First Amendment to the Plan to be executed by its duly authorized officer on the 19th day of December, 2012.
By: /s/ Hilda Harris Piell
Its: Senior Managing Director & Chief Human Resources Officer